QUIZNO'S Classic Subs Opens Record 50 New Locations in 3rd Q

DENVER, Colo. - November 2, 1998 - The Quizno's Corporation (Nasdaq: QUIZ) announced it opened 50 new locations across the U.S. and Canada during the 3rd quarter ended September 30, 1998. The openings are a record for QUIZNO'S(R) Classic Subs locations opened in a single quarter since the chain began its expansion from a Denver-based regional chain of 18 restaurants in 1991.

One of the 50 locations was a converted Sub & Stuff in Wichita. QUIZNO'S acquired the Sub & Stuff chain last summer and is in the process of converting seven more locations over the next six months.

In a preliminary 3rd quarter report, QUIZNO'S also announced system wide sales of $28 million, a 79% increase over the $15.6 million in system wide sales for the 3rd quarter of 1997.

The Company sold 84 new franchises in the 3rd quarter, including 20 in Canada. In late September, the Company announced it had signed a Master Franchise Agreement to develop as many as 300 QUIZNO'S Classic Subs restaurants in Japan over the next 10 years.

"Our strong growth in street locations has been consistent between 39 and 43 a quarter since the 2nd quarter of 1997," said Rick Schaden, QUIZNO'S President and CEO. "We're especially pleased to have achieved a new milestone with 50 new locations this past quarter."

Final 3rd quarter earnings are expected to be released the second week of November. QUIZNO'S, known for its signature oven baked subs, currently is open in 35 states, Puerto Rico and Canada. The chain has 440 restaurants, including a number of Bain's Delis and Sub & Stuff units.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include the effect of national and regional economic and market conditions, the eating habits of the American, Canadian and Japanese public, cost of labor and employee benefits, cost of marketing, intensity of competition for locations as well as customers, perception of food safety, legal claims and the availability of financing for the Company and its franchisees. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the report on Form 10-KSB for the year ended December 31, 1997.

For More Information Contact:

Sue Hoover, Executive Vice President, Marketing
The Quizno's Corporation
303-291-0999, ext. 3242